Trans Energy, Inc.
                     210 Second Street, P. 0. Box 393
                      St.  Marys, West Virginia 26170


                             February 19, 1998



Mr.  Brent Wagman
Natural Gas Technologies, Inc.
16775 Addison Road, Suite 300
Dallas, TX 75248

     Re:  Extension of Deadline to Execute Merger Agreement

Dear Brent:

     This letter will amend the letter of intent ("LOI") dated February 11, 1998 between Trans Energy, Inc. and Natural Gas Technologies, Inc. The deadline set forth in the first paragraph of the LOI by which the Merger Agreement must be executed is hereby changed from February 20, 1998 to March 6, 1998. All other terms of the LOI shall remain in full force and effect.

     Please indicate your agreement with the foregoing by executing this letter in the space provided below and returning it to my attention. Execution and delivery of this letter by facsimile shall be valid and binding.

                              Very truly yours,

                              TRANS ENERGY, INC., a Nevada corporation


                              By:
                               Loren E. Bagley, President and CEO


     Agreed to and accepted this ___ day of February, 1998.

                              NATURAL GAS TECHNOLOGIES, INC.,
                              a Texas corporation


                              By:
                                   Brent Wagman, President